  As Filed with the Securities and Exchange Commission on September 30, 1998.

                           Registration No. 333-_____

- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                  VIRAGEN, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                               59-2101668
       (State or other jurisdiction of                (I.R.S. Employer
        incorporation or organization)                Identification No.)

                              865 S.W. 78th Avenue
                                    Suite 100
                              Plantation, FL 33324
                            Telephone (954) 233-8746
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:

            Gerald Smith                          James Schneider, Esq.
        Chairman of the Board             Atlas, Pearlman, Trop & Borkson, P.A.
           Viragen, Inc.                               Suite 1900
   865 S.W. 78th Avenue, Suite 100             200 East Las Olas Boulevard
      Plantation, Florida 33324              Fort Lauderdale, Florida 33301
           (954) 233-8746                            (954) 763-1200
       ------------------------------------------------------------------
       Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]




                                              CALCULATION OF REGISTRATION FEE

                                                            Proposed               Proposed
                                                            Maximum                Maximum
Title of                               Amount               Offering               Aggregate             Amount of
Shares to be                           to be                Price Per              Offering              Registration
Registered                             Registered           Share (1)              Price (1)             Fee
- ------------                           ----------           ----------             ---------             ------------
Common Stock, $.01 par
value per share                      12,000,000(2)            $1.44                $  17,280,000          $5,098.00

Common Stock reserved
for issuance upon
exercise of Common Stock
Purchase Warrants                     1,200,000(3)            $1.44                    1,728,000          $  510.00

Common Stock reserved
for issuance upon the exercise
of Placement Agent Warrants           1,000,000(4)            $1.44                    1,440,000          $  425.00

Common Stock                            800,000(5)            $1.44                    1,152,000          $  340.00
                                     ----------                                    -------------          ---------

Total                                15,000,000                                    $  21,600,000          $6,373.00
                                     ==========                                    =============          =========


         (1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sale price for the Common Stock, $.01 par value per share (the "Common Stock"), as reported on the Nasdaq National Market System at September 24, 1998.

         (2) To be offered and sold by Swartz Private Equity, LLC ("Swartz") upon the exercise of one or more puts by the Company of shares of its Common Stock to the Selling Security Holder at a price equal to the lesser of (i) 87% of the market price at the time of such put or (ii) the difference of such market price minus $0.225.

         (3) To be offered and sold by Swartz upon the exercise of Common Stock Purchase Warrants issued in connection with the acquisition of the Common Stock pursuant to such put exercise by the Company.

         (4) To be offered and sold by Swartz Investments LLC, ("Placement Agent") upon the exercise of Common Stock Purchase Warrants issued to the Placement Agent.

         (5) To be offered and sold by Swartz as a result of adjustment of the number of shares of Common Stock to be issued as additional shares as a result of certain events which may cause a delay or suspension of the sales of shares of Common Stock by the Selling Security Holder.

         Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the Warrants and the Placement Agent Warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                Subject to Completion, Dated September 30, 1998

                                15,000,000 Shares

                                  VIRAGEN, INC.
                     COMMON STOCK, PAR VALUE $.01 PER SHARE

         This Prospectus (the "Prospectus") relates to the offer and sale of up to 15,000,000 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of Viragen, Inc. (the "Company" or "Viragen") by certain selling stockholders (the "Selling Security Holders"). Of the shares offered hereby, up to (i) 12,000,000 shares of Common Stock (the "Put Shares") are issuable to Swartz Private Equity LLC (the "Subscriber") pursuant to certain put rights (the "Put Right") set forth in a Regulation D Common Stock Private Equity Line Subscription Agreement (the "Subscription Agreement"); (ii) 1,200,000 shares of Common Stock (the "Warrant Shares") are issuable upon the exercise of Common Stock purchase warrants issuable to the Subscriber pursuant to the Subscription Agreement (the "Warrants"); (iii) 1,000,000 shares of Common Stock (the "Placement Agent Shares") are issuable to Swartz Investments LLC (the "Placement Agent") upon the exercise of Common Stock Purchase Warrants for the transactions contemplated by the Subscription Agreement (the "Placement Agent Warrants"); and
(iv) 800,000 Shares as may be issuable as a result of certain events that may cause a delay or suspension of the sale of the Put Shares, the Warrant Shares and the Placement Agent Shares by the Selling Security Holders.

         The Selling Security Holders and any underwriters, dealers, brokers, or agents executing selling orders on behalf of the Selling Security Holders may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the Profit Shares, the Warrant Shares or the Placement Agent Shares by them and any discounts, commissions or concessions received by such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "Securities Act").

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         THE SECURITIES OFFERED HEREBY INVOLVE A SIGNIFICANT DEGREE OF RISK. SEE "HIGH RISK FACTORS" COMMENCING ON PAGE 6.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus is                               , 1998
                                     ------------------------------

         The purchase price for the Put Shares is equal to the lower of (i) 87% of the market price at the time of the Put; or (ii) the difference of such market price minus $0.225.

         The exercise price for the Warrants to purchase up to 1,200,000 shares of Common Stock of the Company will be equal to 108% of the lowest closing bid price of the Company's Common Stock during the ten days immediately preceding the applicable six month period prior to such grant. The exercise price for the Placement Agent Warrants to purchase up to 1,000,000 shares of Common Stock of the Company will be based on (i) 125% of the price at which shares of Common Stock are purchased pursuant to any such puts during certain six month periods; and (ii) 108% of the lowest closing bid price of the Common Stock for the ten trading days immediately preceding the applicable six month period.

         Accordingly, the actual number of shares of Common Stock issued to the Selling Security Holders and sold hereby will depend upon the market price of the Common Stock at the time of the Put Right or exercise of the Warrants or the Placement Agent Warrants. Accordingly, this Prospectus covers the resale in accordance with Rule 416 under the Securities Act of 1933 (the "Act") of such presently indeterminate number of additional shares as may be issuable upon the exercise of the Put Right or exercise of the Warrants and the Placement Agent Warrants based on fluctuations in the Put price or exercise price of such warrants.

         The Company believes that the number of shares of Common Stock to which this Prospectus relates should be the maximum number of shares of Common Stock that are likely to be issued to the Selling Security Holders and sold hereby.

         The Selling Security Holders have advised the Company that they propose to sell the Shares, from time to time, publicly through broker-dealers acting as agents for others, or in private sales. See "Selling Security Holders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby by the Selling Security Holders.

         The Company will pay all offering expenses for the offering, estimated at approximately $29,000, including (i) the SEC registration fee ($6,373); (ii) legal fees and expenses ($5,000); (iii) blue sky fees ($1,000); (iv) accounting fees and expenses ($10,000); (v) printing expenses ($5,000); and (vi) miscellaneous expenses ($1,627), but will not pay any discounts or commissions incurred by the Selling Security Holders in connection with the sale of their shares of Common Stock.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

         This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Act"), omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................     2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................     5

HIGH RISK FACTORS.....................................................     6

THE COMPANY..........................................................     10

SELLING SECURITY HOLDERS.............................................     11

PLAN OF DISTRIBUTION.................................................     15

DESCRIPTION OF SECURITIES............................................     16

LEGAL MATTERS........................................................     19

EXPERTS..............................................................     19

INDEMNIFICATION......................................................     19


         The Common Stock of the Company is traded in the over-the-counter market, and prices are quoted in the Nasdaq National Market under the symbol "VRGN." The last sale price of the Common Stock as reported by NASDAQ on September 24, 1998 was approximately $1.44 per share.

         No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Security Holders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

         The Company will not receive any proceeds from the sale of Common Stock from the accounts of the Selling Security Holders. The Company has informed the Selling Security Holders that the anti-manipulative rules under the Exchange Act of 1934, including Regulation M thereunder, may apply to their sales in the market, and has furnished the Selling Security Holders with a copy of these rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus in connection with any sale of securities registered hereunder.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

         The Company has previously and intends to furnish its stockholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 1998, filed September 30, 1998.

         (b) The description of the Company's Common Stock contained in a Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

         (c) All reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Viragen, Inc. at the Company's principal executive office, 865 S.W. 78th Avenue, Suite 100, Plantation, FL 33324, Telephone (954) 233-8746.

                                HIGH RISK FACTORS

         The securities offered hereby involve a high degree of risk. Prospective investors, prior to making an investment decision, should carefully consider the following risk factors:

HISTORY OF LOSSES AND RISKS OF NEWLY DEVELOPED BUSINESS

         From its inception through June 30, 1998, the Company has incurred operating losses. The net loss for the fiscal year ended June 30, 1998 was $7,856,136. At June 30, 1998, the Company had an accumulated deficit of $39,624,889. Although the Company has begun to expand its operations and has undertaken financings for its working capital and investing needs, there can be no assurance that the Company will be able to obtain regulatory approvals necessary for the commercialization of its natural human leukocyte-derived alpha interferon product (the "Product") or be able to produce and market its Product on a profitable basis in the future. Results of operations in the future will be influenced by numerous factors including technological developments, regulatory costs and impediments, increases in expenses associated with sales growth, market acceptance of the Company's Product, the capacity of the Company to expand and maintain the quality of its Product, competition and the ability of the Company to control costs. There can be no assurance that revenue growth or profitability on a quarterly or annual basis can be obtained. Additionally, the Company will be subject to all the risks incident to a rapidly developing business with only a limited history of active operations, including unforeseen expenses, organizational difficulties, complications and delays, as well as other factors such as the possibility of competition with larger companies.

LACK OF FDA AND EU APPROVAL; ADDITIONAL FUNDING NEEDED; RISK OF SOLE PRODUCT

         The Product has not been approved by the U.S. Food and Drug Administration ("FDA") or by European Union ("EU") regulatory authorities for use in the treatment of patients. The Company intends to seek FDA and EU approval of the Product for use in treating certain diseases. The Company will require additional clinical trials in order to obtain FDA and EU approvals. The FDA and EU approval processes are unpredictable, and the process may take several years to obtain either FDA or EU approval. There is, however, no assurance that any FDA or EU approvals will be received at any time in the future. Further trials will also require significant additional funding in addition to the proceeds obtained from the financings previously undertaken. There is no assurance that such funding can be obtained on a cost feasible basis to the Company.

         Commencing in December 1994, the Company received notifications from the Florida Department of Health and Rehabilitative Services ("HRS") (i) to postpone enrollment of new patients under Viragen's Florida Statute 499 Program ("499 Program") until such time as the Company provided certain administrative reports to HRS and satisfied certain FDA inspection-related comments concerning the Company's manufacturing processes and facilities; and (ii) that the Company demonstrate that its previous production technology complies with FDA current Good Manufacturing Practices ("cGMP"). As a result of such notifications, changes in the Company's production technology, which have resulted in the development of Viragen's Omniferon(TM) product, and determination by the Company to establish new facilities in Scotland and elsewhere in the United States, the Company entered into a settlement with HRS which resulted in the discontinuation of Viragen's statutory 499 Program with the exception of the Company's limited HRS sanctioned HIV/AIDs program in Florida, which has since been terminated. There can be no assurances that the Company's current production technology and planned new facilities will comply with FDA and/or EU mandated cGMP standards.

         Additionally, the Product is the Company's sole product and until such time as the Product achieves FDA and/or EU approval, the Company has no other sources of revenues. To the extent that the Product is the Company's only potential source of revenues, the failure to attain approval by the FDA and/or the EU would eventually result in the Company having to discontinue its operations.

COMPETITION

         Competition in the immunological and pharmaceutical products industry is intense. Competitors include major pharmaceutical companies, some of which are already marketing genetically engineered alpha and beta interferon products for Multiple Sclerosis ("MS"), cancer and viral treatments, and many of which are expanding into modern biotechnology. Competition is expected to increase in the future based upon the perceived potential commercial applications for such products. Various of Viragen's competitors have existing programs, FDA approved and commercially marketed products or products in the FDA clinical trial process, more experience in research, development and clinical testing of pharmaceutical and biomedical products, and substantially greater financial, marketing and human resources than the Company.

RISK OF TECHNOLOGICAL OBSOLESCENCE

         The research and development of new biomedical products is characterized by rapid technological change, which can severely alter the production methods, cost, marketing and acceptance of biomedical products. There is no assurance that the Company will have the resources to keep pace with technological changes or that products developed by others will not adversely affect the commercial feasibility of products that Viragen may distribute.

GOVERNMENT REGULATION MAY AFFECT DEVELOPMENT AND DISTRIBUTION OF PRODUCT

         All pharmaceutical manufacturers are subject to extensive state and federal rules and regulations, and are required to maintain current Good Manufacturing Practices as promulgated under FDA guidelines. Additional rules and regulations are imposed by the EU regulatory authorities. These rules and regulations are constantly changing and may serve to restrict in whole or in part the ability of the Company to produce and distribute its Product. If Viragen were not ultimately to achieve compliance with these rules and regulations, it would likely have a material adverse effect on the Company's activities and delay or preclude the development of commercially viable operations.

UNCERTAINTY OF HEALTH CARE REFORM MEASURES AND THIRD PARTY REIMBURSEMENT

         The Company's ability to successfully commercialize its products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. In September 1993, President Clinton announced a series of legislative and regulatory proposals aimed at reforming the health care system. Although many of the legislative and regulatory proposals have been tabled temporarily and while the Company cannot predict whether any such future legislative or regulatory proposals will be adopted, the pendency of such proposals could have a material adverse effect on the Company's ability to raise capital. Any such reform measures, if adopted, could adversely affect the pricing of therapeutic products in the United States or the amount of reimbursement available from United States governmental agencies or third party insurers and could materially adversely affect the Company in general.

         In both domestic and foreign markets, sales of the Company's Product will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's Product will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's Product is approved for marketing. Adoption of such legislation or regulations could further limit reimbursement for medical products and services.

RISK THAT PATENTS AND PROPRIETARY TECHNOLOGY MAY NOT PROVIDE PROPRIETARY PROTECTION

         Viragen intends to rely in part on certain proprietary technology in the production of the Product. There can be no assurances that such proprietary technology will enable the Company to manufacture its Product more efficiently and with greater efficacy so as to enable Viragen to compete effectively with other manufacturers of competitive immunological and pharmaceutical products. In addition, there is no assurance that others may not independently develop the same or superior technology to Viragen's technology. Furthermore, to the extent that Viragen's production of the Product is alleged to breach a third party's patents or proprietary technology, it could have an adverse impact on the Company, even if the Company were ultimately determined not to have breached such party's patents or proprietary technology. There can be no assurance that Viragen's future patent applications will be approved, and if granted, whether such patents will provide substantial protection to the Company.

RISKS OF TECHNOLOGY TRANSFERS

         One of the Company's proposed marketing strategies is to sell the right to use Viragen's technology and manufacturing protocols to third parties who will use them to produce the Product outside the United States. There can be no assurance that the Company's marketing program or the efforts of any brokers engaged to assist the Company will be commercially successful.

PRODUCT LIABILITY AND LIMITATIONS OF PRODUCT LIABILITY INSURANCE

         The Company may be subject to claims for personal injuries or other damages resulting from the Product. A successful claim could have a materially adverse effect on the Company. The Company maintains product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate, but there can be no assurance that such insurance will be available in the future at commercially acceptable rates or that such coverage will be adequate for the Company's purposes.

RELIANCE ON FOREIGN THIRD PARTY MANUFACTURER MAY DISRUPT OPERATIONS

         Viragen (Scotland) Ltd. ("VSL"), a wholly-owned subsidiary of Viragen (Europe) Ltd., a consolidated majority-owned subsidiary of the Company, has entered into a License and Manufacturing Agreement with The Common Services Agency of Scotland, an agency acting on behalf of the Scottish National Blood Transfusion Service ("SNBTS"). Use of an offshore manufacturer will not provide for fixed price U.S. denominated pricing, which could expose VSL to the risk of fluctuations in exchange rates of foreign currencies. In addition, reliance on such foreign manufacturer is subject to all the risks of dealing with a foreign manufacturing facility including governmental regulations, tariffs, import and export restrictions, transportation and taxes and local health and safety regulations. Consummation of such foreign manufacturing arrangements could lead to disruption of the operations of the Company, product and service deficiencies, unanticipated and fluctuating expenses and revenues and sales and marketing dislocations that are beyond the Company's ability to control, and which may have a material adverse effect on the Company's business and operations.

RISK OF DEPENDENCE ON KEY PERSONNEL

         The Company's day-to-day operations are managed by its Chairman of the Board and President, Mr. Gerald Smith, Dr. Jay Sawardeker, its Executive Vice President and Chief Operating Officer, Mr. Dennis W. Healey, its Executive
Vice President, Treasurer and Chief Financial Officer, and its Director of Research and Development, Dr. Joseph Morris. The Company has entered into employment agreements with Messrs. Smith, Sawardeker, Healey and Morris which restrict competitive activities by them during the term of their agreements and for a two-year period thereafter. The loss of their services would adversely affect the conduct of the Company's business. The Company's future success will depend in significant part on its ability to attract and retain additional skilled personnel in various phases of its operations.

NO DIVIDENDS ANTICIPATED TO BE PAID

         The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, the capital requirements of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company, and that cash dividends will not be paid to common stockholders.

POSSIBLE RESALES OF SECURITIES BY CURRENT STOCKHOLDERS AND DEPRESSIVE EFFECT ON MARKET

         As of September 21, 1998, there were 4,795,882 shares of the Company's Common Stock outstanding which were "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933 (the "Securities Act"), exclusive of shares of Common Stock underlying outstanding shares of the Company's Preferred Stock and underlying various options and warrants. Such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock due to the potential increased number of publicly held securities. The timing and amount of sales of Common Stock pursuant to various filed registration statements, could also have a depressive effect on the market price of the Company's Common Stock.

USE OF PREFERRED STOCK TO RESIST TAKEOVERS; POTENTIAL ADDITIONAL DILUTION

         The Company's Certificate of Incorporation authorizes 1,000,000 shares of preferred stock, of which at September 21, 1998, 2,650 shares of Series A Preferred Stock, 419 shares of Series H Preferred Stock (face value $10,000 per share) and 177 shares of Series I Preferred Stock (face value $10,000 per share) were issued and outstanding. As provided in the Company's Certificate of Incorporation, preferred stock may be issued by resolutions of the

Company's Board of Directors from time to time without any action of the stockholders. The Company anticipates issuing additional shares of preferred stock as part of its financing program. Such resolutions may authorize issuance of the preferred stock in one or more series and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms and other privileges and rights of the shares of each authorized series. While the Company includes such preferred stock in its capitalization in order to enhance its financial flexibility, such preferred stock could possibly be used by the Company as a means to preserve control by present management in the event of a potential hostile takeover of the Company. In addition, the issuance of large blocks of preferred stock could possibly have a dilutive effect with respect to existing holders of Common Stock of the Company.

                                   THE COMPANY

         Viragen, Inc. was organized in December 1980 to engage in research, development and manufacture of certain immunological products for commercial application, particularly human leukocyte-derived alpha interferon, for antiviral and therapeutic applications and as anticancer agents. Viragen's primary product (the "Product") is a natural human leukocyte-derived alpha interferon ("Natural Interferon"). Natural Interferon is a protein substance that inhibits malignant cell growth without materially interfering with normal cells. Natural Interferon stimulates and modulates the human immune system and, in addition, impedes the growth and propagation of various viruses. The Product is a natural product produced from human white blood cells. Alpha Leukoferon(TM) (now discontinued) and Omniferon(TM) are the trade names for Viragen's Product in injectable form. The Company's Product has not been approved by the United States Food and Drug Administration ("FDA") or the European Union ("EU") regulatory authorities, and there can be no assurances that approval of the Product will be obtained at any time in the future.

         The Company intends to seek to obtain FDA and EU approvals for various uses of its Omniferon product in the future. Such approval is expected to require several years of clinical trials and substantial additional funding. To date, Viragen has not distributed the Product other than for research and pursuant to its investigatory license from the Florida Department of Health and Rehabilitative Services and until May 1993, Viragen had not actively operated due to insufficient funds. Viragen expects to concentrate its efforts in preparing, filing and processing its applications and obtaining approvals for its Product from the FDA and the EU. The Company has assembled an advisory committee consisting of scientists, medical researchers and clinicians to assist the Company in its applications to the FDA and the EU.

         The Company's majority owned subsidiary, Viragen (Europe) Ltd., acting through its wholly-owned subsidiary Viragen (Scotland) Ltd., entered into a License and Manufacturing Agreement with the Common Services Agency of Scotland (the "Agency") an agent acting on behalf of the Scottish National Blood Transfusion Service ("SNBTS"). Pursuant to such Licensing and Manufacturing Agreement, SNBTS on behalf of VSL, will assist in the manufacture of VSL's Omniferon product for exclusive distribution within the EU and non-exclusively worldwide in return for certain royalties and preferential access to the Product for Agency patients at preferential prices. The Agency has committed to assist in the manufacture of Omniferon in sufficient scale to accommodate the EU Clinical Trials and, subsequently, for commercial sales in amounts to be agreed upon by the parties. The Agency will also work with the Company in conducting studies relevant to Omniferon and cooperate with the Company to enable it to comply with the laws and regulations of the EU in connection with production, clinical trials and distribution of Omniferon.

         In March 1998, the Company commenced safety and preclinical trials in Europe of Omniferon. The Company anticipates the commencement of clinical trials in the first calendar quarter of 1999.

         Viragen's executive office is located at 865 S.W. 78th Avenue, Suite 100, Plantation, FL 33324 Telephone (954) 233-8746; Facsimile No. (954) 233-1414.

         EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PROSPECTUS ARE FORWARD LOOKING AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DESCRIBED FOR A VARIETY OF FACTORS. SUCH FACTORS COULD INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" IN THE COMPANY'S FORM 10K ANNUAL REPORT FILED FOR THE FISCAL YEAR ENDING JUNE 30, 1998, AS WELL AS THOSE DISCUSSED ELSEWHERE IN OTHER PUBLIC FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. FORWARD LOOKING STATEMENTS INCLUDE THE COMPANY'S STATEMENTS REGARDING LIQUIDITY, ANTICIPATED CASH NEEDS AND AVAILABILITY, AND ANTICIPATED EXPENSE LEVELS IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" INCLUDING EXPECTED PRODUCT CLINICAL TRIAL INTRODUCTIONS, EXPECTED RESEARCH AND DEVELOPMENT EXPENDITURES, AND RELATED ANTICIPATED COSTS. ALL FORWARD LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD LOOKING STATEMENTS.

                            SELLING SECURITY HOLDERS

      REGULATION D COMMON STOCK PRIVATE EQUITY LINE SUBSCRIPTION AGREEMENT

OVERVIEW

         On September 22, 1998 (the "Subscription Date"), the Company entered into a Regulation D Common Stock Private Equity Line Subscription Agreement (the "Subscription Agreement") with Swartz Private Equity, LLC (the "Subscriber"). The Subscription Agreement entitles the Company to require the Subscriber to purchase up to $20,000,000 of the Company's Common Stock (the "Put" or "Put Right") from time to time during a three-year period beginning on the Subscription Date (the "Term").

PUT RIGHTS

         In order to invoke a Put Right, the Company must have a registration statement (the "Registration Statement"), registering the shares of Common Stock for the Put Shares, Warrant Shares and any Additional Shares (all as defined below) effective and current (the "Effective Period"). During any Effective Period, and subject to certain limitations and conditions, the Company may give 10 days (or in certain cases 20 day) advance notice to the Subscriber ("Advance Put Notice") of the date on which the Company intends to exercise a particular Put Right ("Put Date"). The Advance Put Notice must indicate the number of Put Shares the Subscriber will be required to purchase (the "Put Share Amount"), and the minimum period of consecutive trading days for the purpose of determining the requisite reported trading volume (the "Volume Evaluation Period") and the corresponding pricing period (the "Pricing Period") for determining the price of the Common Stock subject to the Advance Put Notice. The Put

Share Amount may not exceed a number of shares of Common Stock equal to one half of the aggregate daily reported trading volume of the Company's Common Stock (the "Trading Volume") during the ten consecutive trading days ending on the trading day immediately preceding the Put Date.

         For each Put Share, the Subscriber will pay the Company (the "Put Share Price") the lesser of (i) the lowest closing bid price of the Company's Common Stock during the number of days immediately following the Put Date equal to twice the number of days in the Volume Evaluation Period (the "Pricing Period") minus $0.225; or (ii) 87.5% of the lowest closing bid price of the Company's Common Stock during the Pricing Period.

WARRANTS

         On each six month anniversary of the Subscription Date (the "Six Month Period"), the Subscription Agreement also requires the Company to issue the Warrants to purchase a number of shares of Common Stock (the "Warrant Shares") equal to 10% of the number of shares of Common Stock issued to the Subscriber for all Puts exercised in the Six Month Period. The Warrants will be exercisable for a five year period beginning on the date such Warrants are issued. The Warrants are exercisable at a price equal to 108% of the lowest closing bid price of the Company's Common Stock during the ten days immediately preceding the applicable Six Month Period.

LIMITATIONS AND CONDITIONS PRECEDENT TO COMPANY'S PUT RIGHTS

         The Subscriber shall not be required to acquire and pay for any Put Shares with respect to any particular Put for which: INTER ALIA, (i) the Company has announced or implemented a stock split of its Common Stock; (ii) the Company has paid a common stock dividend; (iii) the Company has made a distribution of its Common Stock or of all or any portion of its assets between the Put Notice date and the date the particular Put closes; (iv) the Company has consummated a major transaction (including a transaction which constitutes a change of control) between the Put Notice date and the date the particular Put closes; or
(v) the Company has not fulfilled certain due diligence requirements of the Subscriber.

         The Subscriber will also not be required to purchase any number of Put Shares which when added to the aggregate number of Put Shares, Warrant Shares and Additional Shares previously acquired by the Subscriber would exceed 20% of the outstanding Common Stock of the Company ("20% Issuance") unless the Company has obtained stockholder approval pursuant to NASDAQ Rule 4460(I)(l)(d)(ii) to consummate the 20% Issuance. In the event the Company is unsuccessful in obtaining stockholder approval for any 20% Issuance, the Company must pay the Subscriber a cash amount equal to the number of shares underlying the 20% Issuance multiplied by the lowest closing bid price of the Company's Common Stock during the applicable period.

TERMINATION OF  OBLIGATIONS TO PURCHASE PUT SHARES AND DAMAGES

         The Subscriber has the option to terminate ("Termination Rights") its obligations to purchase Put Shares if the Company's Common Stock is de-listed from the NASDAQ National SmallCap Market System for a period of greater than four consecutive months (the "Delisting Event"), the Registration Statement remains ineffective for a period of four consecutive months (the "Ineffective Period") or any Delisting Event and Ineffective Period continue for a combined four month consecutive period.

         The holders of the Put Shares (the "Holders") are also entitled to receive payments from the Company in cash or Common Stock (at the Holders' option) during any Delisting Event or Ineffective Period based on the number of Put Shares and Warrant Shares held by the Holder and the length of time the Delisting Event or Ineffective Period persist. In addition, in the event the closing bid price of the Company's Common Stock during the ten (10) trading days after an Ineffective Period or Delisting Event ends is less than the closing bid price on the trading day immediately preceding the Ineffective Period or Delisting Event, the Company will be obligated to issue the Holders additional shares of Common Stock (the "Additional Shares") based on the difference in closing bid prices on the applicable dates.

SHORT SALES

         The Subscriber and its affiliates are prohibited from engaging in short sales of the Company's Common Stock unless the Subscriber has received a Put Notice and amount of shares involved in such short sales does not exceed the Put Share Amount specified in such Put Notice.

COMPANY'S OPTION TO CANCEL PUTS

         The Company may cancel a particular Put (the "Put Cancellation") between the date of the Put Notice and the last day of the Pricing Period if (i) the Company discovers a material fact relative to the Subscriber's investment decision or an Ineffective Period occurs after a Put Date but before a Put closing; or (ii) the closing bid price of the Company's Common Stock on the date the Subscriber receives notice of the Company's intent to cancel a Put is less than 80% of the closing bid price of the Company's Common Stock on the date the most recent Put Notice was delivered. Notwithstanding any Put Cancellation, the Company will be required to issue the Subscriber a number of unlegended shares equal to the number of shares of Common Stock sold by the Subscriber between the date of the most recent Put Notice and the applicable Put Cancellation date.

TERMINATION OF SUBSCRIPTION AGREEMENT

         The Company may also terminate its right to initiate further Puts or terminate the Subscription Agreement by providing the Subscriber with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations of the Company pursuant to the Subscription Agreement or any related agreement.

         In the event of the Company's termination of the Subscription Agreement, the Company may be required to pay the Placement Agent the difference between Cash Placement Fees earned prior to notice of termination and $200,000. In addition, in the event of such termination, the Placement Agent and Subscriber will retain their rights of first refusal on certain equity funding transactions for a six month period following notice by the Company of such termination.

RESTRICTIVE COVENANTS

         During the Term, the Company is prohibited from issuing or issuing any debt or equity securities in a private transaction which are convertible or exercisable into shares of Common Stock at a price based on the trading price of the Common Stock or any such securities with a fixed conversion or exercise price subject to adjustment based on the occurrence of contingent events ("Variable Priced Securities"). The Company is also prohibited from entering into any private equity line type agreements similar to the Subscription Agreement without obtaining the Subscriber's prior written approval. In addition, the Company is prohibited from disposing of any of its material assets to any subsidiary of the Company (except for cash transactions) and selling any of its material assets to any owner of 20% or more of the Company's Common Stock.

RIGHT OF FIRST REFUSAL

         The Subscriber has the right of first refusal to purchase any Variable Priced Securities offered by the Company in any private transaction which closes on or prior to six months after the termination of the Subscription Agreement.

PLACEMENT AGENT

         Swartz Investments, LLC, d/b/a Swartz Institutional Finance (the "Placement Agent") acted as placement agent for the transactions contemplated by the Subscription Agreement. In consideration for its services, the Placement Agent is entitled to receive a cash fee of up to 7% for the first $5,000,000 raised, 6% for the amounts between $5,000,000 and $10,000,000 raised and 3.5% for any amounts raised over $10,000,000 from the transactions contemplated by the Subscription Agreement excluding any proceeds received by the Company from the exercise of the Warrants. The Placement Agent is also entitled to receive warrants (the "Placement Agent Warrants") to purchase a number of shares of Common Stock of the Company based on the number of Put Shares and Warrants purchased by, and issued to, the Subscriber in any Six Month Period at exercise prices based on (i) 125% of the Put Share Price for the Put Shares purchased in the applicable Six Month Period; and (ii) 108% of the lowest closing bid price of the Common Stock for the ten trading days immediately preceding the applicable Six Month Period. The Placement Agent Warrants are exercisable for a period of five years from the date of issuance.

SUBSCRIBERS RIGHT OF INDEMNIFICATION

         The Company is obligated to indemnify the Subscriber (including their stockholders, officer, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches of the Company made in connection with the Subscription Agreement (including the Registration Rights Agreement and other related agreements), the Registration Statement or any derivative or other litigation involving the Company based on breach of fiduciary duty of the Company's officers or directors.

STOCK OWNERSHIP

         The following table sets forth the name of the Selling Security Holder, the amount of shares of Common Stock held directly or indirectly or underlying the Warrants and the Placement Agent Warrants as of September 28, 1998 to be offered by the Selling Security Holders and the amount to be owned by the Selling Security Holders following sale of such shares of Common Stock. As of September 21, 1998, there were 54,425,121 outstanding shares of Common Stock of the Company.

                                                                                                  Shares to be
Name of Selling                               Number of                   Shares to               Owned After
Security Holders                            Shares Owned(3)               be Offered               Offering
- ----------------                            ---------------               ----------              ------------
Swartz Private Equity, LLC(1)                      0                           0                       0
Swartz Investments, LLC(2)                         0                           0                       0

- ----------------------

(1) Does not include up to (i) 12,000,000 shares of Common Stock issuable in connection with the exercise of Put Rights pursuant to the Subscription Agreement; (ii) 1,200,000 shares of Common Stock issuable upon the conversion of the Warrants exercisable for a five year period beginning on the date such Warrants are issued at a price equal to 108% of the lowest closing bid price of the Company's Common Stock during the ten days immediately preceding the applicable Six Month Period; and
         (iii) 800,000 Shares of Common Stock that may be issuable to the Subscriber as a result of adjustment of the number of shares of Common Stock to be issued as additional shares as a result of certain events which may cause a delay or suspension of the sales of shares of Common Stock by the Subscriber Security Holder. Address is 200 Roswell Summit, Suite 285, 1080 Holcomb Bridge Road, Roswell, Georgia 30076.

(2) Does not include up to 1,000,000 shares of Common Stock issuable upon exercise of the Placement Agent Warrants. Address is 1080 Holcomb Bridge Road, 200 Roswell Summit, Suite 285, Roswell, Georgia 30076.

(3) This Prospectus also covers the resale of such presently indeterminate number of additional Shares as may be issuable in accordance with the Subscription Agreement and upon conversion of the Warrants and Placement Agent Warrants based upon such fluctuations in the conversion price.

         The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against civil liabilities including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby by the Selling Security Holders may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face or other direct transactions between the Selling Security Holders and purchasers without a broker-dealer or other intermediary. In addition, the Selling Security Holders may from time to time, subject to the restrictions described below and previously under "Selling Security Holders", sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sale and the Shares offered hereby may be used to cover such short sale. In effecting sales, broker-dealers, or agents engaged by the Selling Security Holders may arrange for other broker-dealers or agents to participate. Such broker-dealers may receive commissions or discounts from the Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the

Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Company being notified by the Selling Security Holders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, agent or underwriter, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (a) the name of each such broker-dealer, agent or underwriter (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (e) that such broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

                            DESCRIPTION OF SECURITIES

         The Company is currently authorized to issue up to 75,000,000 shares of Common Stock, par value $.01 per share, of which 54,425,121 shares were outstanding as of September 21, 1998. The Company is also authorized to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share, of which 2,650 shares of Series A Preferred Stock, 419 shares of Series H Preferred Stock (face value $10,000 per share) and 177 shares of Series I Preferred Stock (face value $10,000 per share) were outstanding as of September 21, 1998.

COMMON STOCK

         Subject to the dividend rights of the holders of Preferred Stock, holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of Preferred Stock that may be outstanding, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Stock.

         Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of a plurality of the shares voting for the election of Directors at any Special or Annual Meeting of Stockholders can elect all of the Directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any Directors. The By-Laws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a stockholders' meeting. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

PREFERRED STOCK

         The Company is authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. The preferred stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the stockholders. Such resolutions may authorize issuances of such preferred stock in one or more series and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms and other privileges and rights of the shares of each authorized series. While the Company includes such preferred stock in its capitalization in order to enhance its financial flexibility, such preferred stock could possibly be used by the Company as a means to preserve control by present management in the event of a potential hostile takeover of the Company. In addition, the issuance of large blocks of preferred stock could possibly have a dilutive effect with respect to the existing holders of Common Stock of the Company.

         The Company has authorized 375,000 shares of Series A Preferred Stock of which 2,650 shares are issued and outstanding, and has authorized 500 shares of Series H Preferred Stock and 200 shares of Series I Preferred Stock, of which 419 shares and 177 shares, respectively, are outstanding. The Company has also authorized the issuance of 15,000 shares of 5% Cumulative Convertible, Series B Preferred Stock, 5,000 shares of Series C Preferred Stock, 15,000 shares of Series D Preferred Stock, 5,000 shares of Cumulative Convertible Preferred Stock, Series E; 15,000 shares of Convertible Preferred Stock Series F and 4,000 shares of Series G Preferred Stock, no shares of which are outstanding. The Company is in the process of eliminating the authorizations for such previously issued preferred series whose shares are no longer outstanding.

         SERIES A PREFERRED STOCK

         Series A Preferred Stock was established by the Board of Directors in January 1984. Each share of Series A Preferred Stock is immediately convertible into 4.26 shares of Common Stock. Dividends on the Series A Preferred Stock are cumulative, have priority to the Common Stock and are payable in either cash or Common Stock, at the option of the Company.

         The Series A Preferred Stock has voting rights only if dividends are in arrears for five annual dividends. Upon such occurrence, the voting would be limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. The Series A Preferred Stock is redeemable at the option of the Company at any time after expiration of ten consecutive business days during which the bid or last sale price for the Common Stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock.

         Owners of the Series A Preferred Stock, of which there are eight record holders, will be entitled to receive $10.00 per share (plus accrued and unpaid dividends) before any distribution or payment is made to holders of the Common Stock or other stock of the Company junior to the Series A Preferred Stock upon liquidation, dissolution or winding up of the Company. If in any such event the assets of the Company distributable among the holders of Series A Preferred Stock or any stock of the Company ranking on a par with the Series A Preferred Stock upon liquidation, dissolution or winding up are insufficient to permit such payment, the holders of the Series A Preferred Stock and of such other stock will be entitled to ratable distribution of the available assets in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

         SERIES H AND SERIES I PREFERRED STOCK

         The Series H Preferred Stock and the Series I Preferred Stock (sometimes collectively referred to as the "Preferred Stock") bears no dividends, although an 8% accretion factor has been included in the calculation for purposes of determining the liquidation and conversion amounts. The Preferred Stock carries no voting rights. The stated value of the Preferred Stock is $10,000 per share.

         The Preferred Stock, inclusive of the 8% accretion factor, is convertible commencing, subject to adjustment, into shares of Common Stock of the Company at the lower of (i) the Fixed Conversion Price which will equal the lower of (a) $2.15 or (b) the average of the lowest two closing bid prices of the Company's Common Stock on the NASDAQ National Market System (or on the principal securities exchange on which the Company's Common Stock is then traded) during the 20 trading days prior to August 19, 1998, (the "Market Price") subject to a minimum Fixed Conversion Price, equal to a Market Price of $0.85; or (ii) the Variable Conversion Price which will equal 82% of the Market Price on the date of conversion (the "Conversion Price"). The amount of the Shares a holder of the Preferred Shares may convert into is limited to a maximum of 15% of the aggregate principal amount of the Series H Preferred Stock or the Series I Preferred Stock, as the case may be, issued to such holder for each monthly period, subject to a maximum of 25% per monthly period for each series of Preferred Stock if the holder has not elected to convert the permitted 15% amount for such series during any previous monthly conversion period. In addition, such conversion quota will not be applicable in the event the Company completes certain offerings of its securities.

         At the option of the Company, any shares of Preferred Stock which are outstanding on August 19, 2000 will either be (i) automatically converted at the Conversion Rate (which is calculated by dividing the sum of the product of (a)
 .08; (b) by the quotient of the number of days between the date the Holder fully paid for the Preferred Stock and the date of conversion and (c) the Stated Value plus 10,000, and divided by the Conversion Price) or (ii) automatically redeemed at the Stated Value plus any liquidated damages, conversion failure payments, late registration payments and any other cash payments then due from the Company and then unpaid ("Total Value").

         The Company also has the right to redeem ("Right to Redeem") all or any part of the Preferred Stock submitted for conversion, if on the date of conversion the Conversion Price of the Company's Common Stock is less than the Fixed Conversion Price. Under the Right to Redeem option, if the closing bid price of the Common Stock on the date of conversion ("Closing Bid Price") is less than $1.50, the redemption price paid by the Company to the Holder will be $11,200 per share of Preferred Stock, and if the Closing Bid Price is greater than $1.50, the redemption price paid by the Company to the Holder will be $11,750 per share of Preferred Stock.

         In addition, at any time commencing February 20, 1999, the Company has the Right to Redeem from time to time any and all the Preferred Stock, provided, however, that the Company is only entitled to redeem Preferred Stock having an aggregate Stated Value of at least $1,000,000. The redemption price is equal to 120% of the Total Value of the Preferred Stock through August 19, 1999,and is equal to 115% of the Total Value of the Preferred Stock through August 19, 2000. The Company intends to redeem the Preferred Stock at such time as the Market Price is $1.83 or lower.

         Pursuant to the terms of the Subscription Agreements, a holder may not convert Preferred Stock if, as a result of such conversion, the shares of Common Stock beneficially owned by the holder would exceed 4.9% (the "Percentage") of the outstanding shares of Common Stock of the Company (the " 4.9% Restriction"). Notwithstanding, the converting holder or holders may waive the applicability of the 4.9% Restriction (the "Waiver") by providing notice to the Company of such holder or holders intent to waive such restriction. In no event may the holders convert Preferred Stock if the total number of shares of Common Stock issuable upon conversion would exceed the maximum number of shares of Common Stock that the Company could, without stockholder approval, issue pursuant to Nasdaq Rule 4460(i)(l)(d)(ii).

         The Company has agreed not to issue any debt or equity securities for cash in private capital raising transactions through August 18, 1998 without obtaining the prior written approval of holders holding a majority of the purchase price of the Series H Preferred Stock and the Series I Preferred Stock then outstanding. In addition, the Company has agreed that through February 19, 1999, the Company will not, without the prior written consent of each holder, issue or sell, or agree to issue or sell, any equity or debt securities of the Company (not including securities sold in underwritten public offerings or mergers, acquisitions or similar transactions) or any of its subsidiaries (or any security convertible into or exercisable or exchangeable, directly or indirectly, for equity or debt securities of the Company or any of its subsidiaries) unless the Company shall have first delivered to each holder at least 30 days prior to the closing of such future offerings a written notice describing such future offering and providing each holder and its affiliates an option during the 20-day period following delivery of such notice to purchase up to the full amount of the securities being offered in the future offering on such terms as contemplated by such future offering. However, if any holder chooses not to participate in any such future offering, then any debt or equity security issued as a result of such future offering will be ineligible for resale and/or conversion, as the case may be, until November 19, 1998.

OVER-THE-COUNTER MARKET

         The Company's Common Stock is traded in the Nasdaq National Market under the symbol "VRGN." If for any reason the Common Stock does not remain accepted for inclusion on NASDAQ, then in such case the Company's Common Stock would be expected to continue to be traded in the over-the-counter markets through the "pink sheets" or the NASD's OTC Bulletin Board. In the event the Common Stock were not included on NASDAQ, the Company's Common Stock would be covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently,the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market. The ability of the Company to secure a symbol on NASDAQ does not imply that a meaningful trading market in its Common Stock will ever develop.

TRANSFER AGENT

         The Transfer Agent for the shares of Common Stock is Chase Mellon Shareholders Services, Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Shares being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301. Members of that firm or members of their family own an aggregate of 37,000 shares of Common Stock of the Company.

                                     EXPERTS

         The consolidated financial statements of Viragen, Inc. appearing in Viragen, Inc.'s Annual Report (Form 10-K) for the year ended June 30, 1998, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Article VII of the By-Laws of the Company require the Company to indemnify its Directors and officers as follows:

         "The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit, action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that in the case of an action or suit by or in the right of the corporation, (a) such person shall be indemnified only to the extent of his expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement thereof and not for any judgments, fines or amounts paid in settlement and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Any indemnification hereunder (unless required by law or ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the corporation.

         The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware or of these By-Laws.

         The corporation's indemnity of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such person may collect as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the corporation or
(ii) from such other corporation, partnership, joint venture, trust or other enterprise.

         Nothing contained in this Article VII, or elsewhere in these By-Laws, shall operate to indemnify any director or officer of such indemnification is for any reason contrary to law, either as a matter of public policy, or under the provisions of the Federal Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable state or federal law.

         For the purposes of this Article, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporations so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

         Registration fee...................................     $ 6,373
         Legal fees and expenses............................       5,000
         Blue sky qualification fees and expenses ..........       1,000
         Accounting fees and expenses.......................      10,000
         Printing expenses..................................       5,000
         Miscellaneous......................................       1,627
                                                                 -------
         Total .............................................     $29,000
                                                                 =======

- ----------------
*Estimated

Item 15.          Indemnification of Directors and Officers.

                  Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Article VII of the By-Laws of the Company require the Company to indemnify its Directors and officers as follows:

         "The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit, action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that in the case of an action or suit by or in the right of the corporation, (a) such person shall be indemnified only to the extent of his expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement thereof and not for any judgments, fines or amounts paid in settlement and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Any indemnification hereunder (unless required by law or ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the corporation.

         The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware or of these By-Laws.

         The corporation's indemnity of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such person may collect as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the corporation or (ii) from such other corporation, partnership, joint venture, trust or other enterprise.

         Nothing contained in Article VII of the By-Laws, or elsewhere in the By-Laws, shall operate to indemnify any director or officer of such indemnification if for any reason contrary to law, either as a matter of public policy, or under the provisions of the Federal Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable state or federal law.

         For the purposes of this Article, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporations so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity."

Item 16.          Exhibits.

EXHIBIT                    DESCRIPTION
- -------                    -----------
(2)                        Plan of acquisition, reorganization, arrangement,
                           liquidation or succession (incorporated by reference to the Company's registration statement on Form S-3 dated April 15, 1997, as amended, File No. 333-25187,
                           Part II, Item 16, (2)("April 1997 Form S-3)).

(2)(i) Plan of Merger between Florida Immunological Institute, Inc. and Vira-Tech, Inc., dated September 30, 1986 (incorporated by reference to the Company's registration statement on Form S-2, dated October 24, 1986, as amended File No. 33-9714 ("1986 Form S-2"),
                           Part II, Item 16, 2.1)

(2)(ii) Articles of Merger of Florida Immunological Institute into Vira-Tech, Inc., dated September 30, 1986 (incorporated by reference to 1986 Form S-2, Part II,
                           Item 16, 2.2)

(3)(i) Articles of Incorporation and By-Laws (incorporated by reference to the Company's registration statement on Form S-1, dated June 8, 1981, as amended, File No. 2-72691, "Form S-1", Part II, Item 30(b) 3.1 and 3.2)

(3)(ii) Amended Certificate of Incorporation (incorporated by reference to 1986 Form S-2, Part II, Item 16, 4.2)

(4) Instruments defining the rights of security holders, including indentures (incorporated by reference to April 1997 Form S-3, Item 16, (4))

(4)(i) Certificate of Designation for Series A Preferred Stock, as amended (incorporated by reference to 1986 Form S-2, Part II, Item 16, 4.4)

(4)(ii) Specimen Certificate for Unit (Series A Preferred Stock and Class A Warrant) (incorporated by reference to 1986 Form S-2, Part II, Item 16, 4.5)

(4)(iii)                   Omitted

(4)(iv)                    Omitted

(4)(v)                     Omitted

(4)(vi)                    Omitted

(4)(vii)                   Omitted

(4)(viii) Form of three year 8.5% Convertible Subordinated Debenture (incorporated by reference to the Company's Current Report on Form 8-K dated November 17, 1993)

(4)(ix) Form of Stock Option Agreement dated November 19, 1993, issued to Messrs. Dennis W. Healey and Peter D. Fischbein (incorporated by reference to the Company's Current Report on Form 8-K dated November 17, 1993)

(4)(x) 1995 Stock Option Plan (incorporated by reference to the Company's Registration Statement on Form S-8 filed June 9, 1995)

(4)(xi) Certificate of Designation for Series B Preferred Stock, (incorporated by reference to the Company's Current Report on Form 8-K dated June 7, 1996)

(4)(xii)                   Omitted

(4)(xiii) Certificate of Designations Preferences and Rights for Series C Preferred Stock (incorporated by reference to the Company's Current Report on Form 8-K dated February 14, 1997)

(4)(xiv) Certificate of Designations Preferences and Rights for Series D Preferred Stock (incorporated by reference to the Company's Current Report on Form 8-K dated February 14, 1997)

(4)(xv) Certificate of Designations, Preferences and Rights for Series E Preferred Stock (incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 1997)

(4)(xvi) Certificate of Designations, Preferences and Rights for Series F Preferred Stock (incorporated by reference to the Company's Current Report on Form 8-K dated September 22, 1997)

(4)(xvii) Certificate of Designations, Preferences and Rights for Series G 10% Cumulative Convertible Preferred Stock (incorporated by reference to the Company's Current Report on Form 8-K dated September 22, 1997)

(4)(xvii) Certificate of Designations, Preferences and Rights for Series H Preferred Stock (incorporated by reference to the Company's Registration Statement on Form S-3 dated April 17, 1998)

(4)(xviii) Certificate of Designations, Preferences and Rights of Series I Preferred Stock (incorporated by reference to the Company's Registration Statement on Form S-3 dated April 17, 1998)

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. as to the validity of the securities being registered*

(10)                       Material contracts

(10)(i) Research Agreement between the Registrant and Viragen Research Associates Limited Partnership dated December 29, 1983 (incorporated by reference to Medicore S-1, File No. 2-89390, dated February 10, 1984 ("Medicore S-1"), Part II, Item
                           16(a)(10)(xxxiii))

(10)(ii) License Agreement between the Registrant and Viragen Research Associates Limited Partnership dated December 29, 1983 (incorporated by reference to Medicore S-1, Part II, Item 16 (a)(10)(xxxiv))

(10)(iii)                  Omitted

(10)(iv) Royalty Agreement between the Company and Medicore, Inc. dated November 7, 1986 (incorporated by reference to the November 1986 Form 8-K, Item 7(c)(i))

(10)(v) Amendment to Royalty Agreement between the Company and Medicore, Inc. dated November 21, 1989 (incorporated by reference to the Company's Current Report on Form 8-K dated December 6, 1989, Item 7
                           (c)(i))

(10)(vi)                   Promissory Note from the Company to Medicore, Inc.
                           dated August 6, 1991 (incorporated by reference to the Company's 1991 Form 10-K, Part IV, Item 10(a)(10)(xx))

(10)(vii)                  Loan Agreement between the Company and Medicore, Inc.
                           dated January 31, 1991 (incorporated by reference to the Company's Current Report on Form 8-K dated February 26, 1991, Item 7(c)(ii))

(10)(viii) Amendment to Loan Agreement between the Company and Medicore, Inc. dated August 6, 1991 (incorporated by reference to the Company's 1991 Form 10-K, Part IV,
                           Item 14(a)(10)(xxi))

(10)(ix) Florida Real Estate Mortgage and Security Agreement from the Company to Medicore, Inc. dated August 6, 1991 (incorporated by reference to the Company's 1991 Form 10-K, Part IV, Item 14(a)(10)(xxii))

(10)(x)                    Omitted

(10)(xi)                   Omitted

(10)(xii) Promissory Note to Equitable Bank dated August 2, 1991 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the second quarter ended June 30, 1991 ("June, 1991 Form 10-Q"), Part II, Item 6(a)(28)(i))

(10)(xiii) Mortgage and Security Agreement issued to the Equitable Bank dated August 2, 1991 (incorporated by reference to the Company's June, 1991 Form 10-Q, Part II, Item 6(a)(28)(ii))

(10)(xiv) Acquisition Agreement between the Company and Medicore, Inc. dated August 2, 1991 (incorporated by reference to the Company's 1991 Form 10-K, Part IV,
                           Item 14(a)(10)(xxiii))

(10)(xv) Lease between the Company and Medicore, Inc. dated December 8, 1992 (incorporated by reference to the Company's Current Report on Form 8-K, dated January 21, 1993 ("January 1993 Form 8-K"), Item 7(c)(10)(i))

(10)(xvi) Addendum to Lease between the Company and Medicore, Inc. dated January 15, 1993 (incorporated by reference to the Company's January 1993 Form 8-K,
                           Item 7(c)(10)(ii))

(10)(xvii) Agreement for Sale of Stock between the Company and Cytoferon Corp. dated February 5, 1993 (incorporated by reference to the Company's Current Report on Form 8-K, dated February 11, 1993, Item 7(c)(28))

(10)(xviii) Addendum to Agreement for Sale of Stock between the Company and Cytoferon Corp. dated May 4, 1993 (incorporated by reference to the Company's Current Report on Form 8-K dated May 5, 1993, Item 7(c)(28)(i))

(10)(xix) Amendment No. 2 to the Royalty Agreement between the Company and Medicore, Inc. dated May 11, 1993 (incorporated by reference to the Company's June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xix))

(10)(xx) Note and Mortgage Modification Agreement between the Company and Medicore, Inc. dated August 18, 1993 (incorporated by reference to the Company's June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xx))

(10)(xxi) Amendment No. 2 to the Loan Agreement between the Company and Medicore, Inc. dated August 18, 1993 (incorporated by reference to the Company's June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xxi))

(10)(xxii) Amendment to Acquisition Agreement between the Company and Medicore, Inc. dated August 18, 1993 (incorporated by reference to the Company's June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xxii))

(10)(xxiii) Marketing and Management Services Agreement between the Company and Cytoferon Corp. dated August 18, 1993 (incorporated by reference to the Company's June 30, 1993 Form 10-K, Part IV, Item 14(a)(10)(xxiii))

(10)(xxiv) Agreement for Sale of Stock between Cytoferon and the Company dated November 19, 1993 (incorporated by reference to the Company's current report on Form 8-K, dated November 12, 1993)

(10)(xxv) Employment Agreement between Gerald Smith and the Company dated November 19, 1993 (incorporated by reference to the Company's current report on Form 8-K, dated November 12, 1993) as amended by Modified Employment Agreement dated December 15, 1994

(10)(xxvi) Common Stock Purchase Warrant Agreement between Northlea Partners Ltd. and the Company dated January 6, 1994 (incorporated by reference to the Company's Current Report on Form 8-K, dated November 17, 1993)

(10)(xxvii) Management Consulting Agreement between the Company, Medvest, Inc. and Dr. John Abeles dated January 6, 1994 (incorporated by reference to the Company's Current Report on Form 8-K, dated November 17, 1993)

(10)(xxviii) Employment Agreement between Dennis W. Healey and the Company dated April 8, 1994 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1994) as amended by Modified Employment Agreement dated December 15, 1994

(10)(xxx) Employment Agreement between Charles F. Fistel and the Company dated July 1, 1994 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1994) as amended by Modified Employment Agreement dated December 15, 1994

(10)(xxxi) Placement Agent Agreement and Common Stock Purchase Warrant issued to Laidlaw Equities, Inc. and designees (incorporated by reference to the April 1997 Form S-3, Part II, Item 16, 10(xxxi)).

(10)(xxxii)                Amendment No. 1 to Agreement for Sale of Stock with
                           Cytoferon

(10)(xxxiii) Modified Sale of Stock and Stock Option Agreement with Peter D. Fischbein(1)incorporated by reference to the Company's 1995 Form SB-2, Part II, Item 27(10)(xxxiii))

(10)(xxxiv) Agreement with Moty Hermon (incorporated by reference to the Company's 1995 Form SB-2, Part II, Item 27(10)(xxxiv))

(10)(xxxv) Agreement with University of Nebraska Medical Center (incorporated by reference to the Company's 1995 Form SB-2, Part II, Item 27(10)(xxxv))

(10)(xxxvi) License and Manufacturing Agreement with Common Services Agency (incorporated by reference to the Company's 1995 Form SB-2, Part II, Item 27(10)(xxxiv))

(10)(xxxvii) Agreed Motion for Consent Final Order and Settlement Agreement dated August 29, 1995 (incorporated by reference to the Company's June 30, 1995 Form 10-
                           KSB)

(10)(xxxviii)              Agreement and Plan of Reorganization dated November
                           8, 1995 and Amendment thereto (incorporated by reference to the Company's Post-Effective Amendment
                           No. 1 to Registration Statement on Form SB-2)

(10)(xxxix) Private Securities Subscription Agreement dated June 7, 1996, and Registration Rights Agreement (incorporated by reference to the Company's Current Report on Form 8-K dated June 7, 1996)

(10)(xl) Employment Agreement between Charles F. Fistel and the Company dated July 1, 1996 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996)

(10)(xli)                  Stock Option Agreement between the Company and Fred
                           D. Hirt dated August 2, 1996 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996)

(10)(xlii) Form of Private Securities Subscription Agreement dated November 27, 1996 and related Registration Rights Agreement and Common Stock Purchase Warrant (incorporated by reference to the Company's Current Report on Form 8-K dated February 14, 1997)

(10)(xliii) Private Securities Subscription Agreement dated February 3, 1997 and related Regulation Rights Agreement, Common Stock Purchase Warrant and related agreements (incorporated by reference to the Company's Current Report on Form 8-K dated February 14, 1997)

(10)(xliv) Securities Purchase Agreement dated as of December 31, 1996 and related Registration Rights Agreement (incorporated by reference to the Company's Current Report on Form 8-K dated March 6, 1997)

(10)(xlv) Employment Agreement between Gerald Smith and the Company dated March 1, 1997 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1997)

(10)(xlvi) Employment Agreement between Dennis E. Healey and the Company dated March 1, 1997 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1997)

(10)(xlvii) Employment Agreement between Robert C. Reeh and the Company dated May 19, 1997 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1997)

(10)(xlviii) 11 month 10% Promissory Note dated July 1, 1997 (incorporated by reference to the Company's Current Report on Form 8-K dated August 28, 1997)

(10)(xlix) Employment Agreement between Robert H. Zeiger and the Company dated August 1, 1997 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1997)

(10)(lii) Stock Exchange Agreement (Series F Convertible Preferred Stock Exchange Agreement) (incorporated by reference to the Company's Current Report on Form 8-K dated September 22, 1997, Item 7(c)4)

(10)(liii) Stock Exchange Agreement (Series G Convertible Preferred Stock Exchange Agreement) (incorporated by reference to the Company's Current Report on Form 8-K dated September 22, 1997, Item 7(c)5)

(10)(liv)                  10% Promissory Note to Clearwater Fund IV, LTD.
                           (incorporated by reference to the Company's Current Report on Form 8-K dated September 22, 1997, Item 7(c)1)

(10)(lv) Cooperation and Supply Agreement between the Company and the German Red Cross dated May 19, 1998 (incorprated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998)

(10)(lvi) Series H Convertible Preferred Stock, Form of Subscription Agreement dated February 17, 1998 and related Registration Rights Agreement and Common Stock Purchase Warrants (incorporated by reference to the Company's Registration Statement on Form S-3 dated April 17, 1998)

(10)(lvii) Series I Convertible Preferred Stock, Form of Subscription Agreement dated April 2, 1998 and related Registration Rights Agreement and Common Stock Purchase Warrants (incorporated by reference to the Company's Registration Statement on Form S-3 dated April 17, 1998)

(10)(lviii) Cooperation and Supply Agreement between the Company, Viragen Deutschland GmbH and German Red Cross dated March 19, 1998 (Certain portions of this exhibit have been redacted pursuant to a Confidentiality Request submitted to the Securities and Exchange Commission) (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998)

(10)(lix) Buffycoat Supply Agreement between America's Blood Centers and the Company dated July 15, 1998 (Certain portions of this exhibit have been redacted pursuant to a Confidentiality Request submitted to the Securities and Exchange Commission) (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998)

(10(lx) Agreement between the Company the American Red Cross dated August 18, 1998 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998)


(10)(lxi) Strategic Alliance Agreement between the Company and Inflammatics, Inc. and Inflamatics Inc. Series A Convertible Preferred Stock Purchase Agreement (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998)


(10)(lxii) Common Stock Private Equity Line Subscription Agreement, Registration Rights Agreement, Private Placement Agreement, Placement Agent Warrant and Investor Warrant dated September 22, 1998 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998)

(11) Computation of Per Share Earnings (incorporated by reference to the Company's Quarterly Report on Form 10-Q dated February 10, 1998, Part II, Item 6 (11))

(21) Subsidiaries of the Registrant (incorporated by reference to the Company's June 30, 1996 Form 10-KA/1)

(23)(i)                    Consent of Ernst & Young LLP*

(23)(ii)                   Consent of Atlas, Pearlman, Trop & Borkson, P.A.
                           (included as part of Exhibit (5))

- -----------------------

Item 17.          Undertakings.

                  (a)      The undersigned Company hereby undertakes:

                           (i) to file, during any period in which it offers or
sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                           (ii) that, for determining any liability under the
Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof;

                           (iii) to file a post-effective amendment to remove
from registration any of the securities that remain unsold at the end of the offering; and

                           (iv) to include any material information with respect
to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami and the State of Florida, on the 30th day of September 1998.

                                           VIRAGEN, INC.

                                           By: /s/ GERALD SMITH
                                              ---------------------------------
                                              Gerald Smith
                                              Chairman of the Board of
                                              Directors and President

                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Gerald Smith and Dennis W. Healey or either of them, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities (including such persons' capacity as a director and/or officer of Viragen, Inc.) to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) or otherwise) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1993, this Amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                      TITLE                                      DATE
- ---------                                      -----                                      ----



/s/ GERALD SMITH                       Chairman of the                                 September 30, 1998
- --------------------------             Board of Directors
Gerald Smith                           and President




/s/ ROBERT H. ZEIGER                   Principal Executive Officer                     September 30, 1998
- --------------------------             and Director
Robert H. Zeiger





SIGNATURE                                     TITLE                                            DATE
- ---------                                     -----                                            ----



/S/CARL N. SINGER                      Director and Chairman of the                    September 30, 1998
- ----------------------------           Executive Committee
Carl N. Singer



/s/ DENNIS W. HEALEY                   Executive Vice President                        September 30, 1998
- ----------------------------           Treasurer, Principal
Dennis W. Healey                       Financial  Officer,
                                       Director and Secretary
                                       Principal Operating Officer




/s/ CHARLES J. SIMONS                  Director and Chairman of the                    September 30, 1998
- ----------------------------           Audit, Finance and Compensation
Charles J. Simons                      Committee



                                       Executive Vice-President                        September   , 1998
- ----------------------------
Charles F. Fistel



/s/ JOSE I. ORTEGA                     Controller and Principal                        September 30, 1998
- ----------------------------           Accounting Offier
Jose I. Ortega                         Accounting Officer



                                       Director                                        September   , 1998
- ----------------------------
Sidney Dworkin



/s/ PETER D. FISCHBEIN                 Director                                        September 30, 1998
- ----------------------------
Peter D. Fischbein


